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                            TARGET THERAPEUTICS, INC.
                    ----------------------------------------
                   CALCULATION OF NET INCOME/(LOSS) PER SHARE
               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS; UNAUDITED)


                                                                    EXHIBIT 11.1


                                                         Three months ended      Six months ended
                                                            September 30,          September 30,
                                                         ------------------    --------------------
                                                           1996       1995       1996         1995
                                                         -------    -------    --------     -------
Net income/(loss)                                        $ 3,347    $ 2,700    $ (7,377)    $ 4,833
                                                         =======    =======    ========     =======
Weighted average shares outstanding during the period     14,862     14,332      14,825      14,294
Common equivalent shares (1)                                 658        836          --         736
                                                         -------    -------    --------     -------
Shares used in calculation of net income per share        15,520     15,168      14,825      15,030
                                                         =======    =======    ========     =======
Net income/(loss) per share                              $   .22    $   .18    $   (.50)    $   .32
                                                         =======    =======    ========     =======





(1) Common share equivalent shares are not used in the calculation of the per share (loss) for the six months ended September 30, 1996 since they are antidilutive.